Exhibit 10.1
Amendment to
Employment Agreement
The Princeton Review, Inc.
This AMENDMENT to the Employment Agreement (the “Employment Agreement”), dated September 9, 2005, between Andrew Bonanni (“Exec”) and The Princeton Review, Inc. (“TPR”), is entered into by Exec and TPR.
WHEREAS, TPR and Exec desire to amend the Employment Agreement as set forth herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.  Effective beginning with the month of August 2006 and during the term of the Employment Agreement, Exec shall be reimbursed for parking expenses in an amount up to $375.00 per month.
2.  Exec shall be included within the next executive incentive plan that is adopted so long as Exec is employed by the Company.
3.  Effective the date of this amendment, Exec shall be granted (i) 2,675 shares of TPR’s Common Stock (in addition to the 10,900 shares previously granted to Exec on May 5, 2006) and (ii) an option to purchase 4,450 shares of TPR’s Common Stock (in addition to the option to purchase 20,500 shares previously granted on May 5, 2006). TPR and Exec shall enter into a Stock Option Agreement and Deferred Stock Award Grant Agreement effective as of the date of this amendment to reflect the above awards.
4.  Effective the date of this amendment, Exec shall be granted 20,000 shares of TPR’s Common Stock, (i) 15,000 of which shall vest on the fifth business day following the date hereof and (ii) 5,000 of which shall vest in accordance with a form of Restricted Stock Award Grant Agreement to be entered between Exec and TPR effective as of the date of this amendment.
5.  All other provisions of the Employment Agreement shall remain in full force and effect according to their terms.
Agreed to September 25, 2006

/s/ John Katzman	/s/ Andrew Bonanni
John Katzman Chief Executive Officer, TPR	Andrew Bonanni